Exhibit 10.204

ERIE INDEMNITY COMPANY

ANNUAL INCENTIVE PLAN
(Effective as of January 1, 2020)
1.    Introduction. Erie Indemnity Company (the “Company”) hereby establishes the Annual Incentive Plan (the “Plan”), effective January 1, 2020. The Board of Directors of the Company adopted the Plan on December 10, 2019.
2.    Purposes. The purpose of the Plan is to advance the best interests of the Erie Insurance Group and thereby enhance shareholder value of the Company by providing incentives in the form of annual cash bonus awards to certain Employees upon the attainment of Performance Goals established in accordance with the Plan.
3.    Definitions. As used in the Plan:
(a)    “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.
(b)    “Board of Directors” or “Board” means the Board of Directors of the Company.
(c)    “Cause” has the meaning given in the relevant Participant’s employment agreement but, in the case of a Participant who does not have an employment agreement, the Committee shall interpret the term “Cause” for the purposes of the Plan.
(d)    “Code” means the Internal Revenue Code of 1986, as amended. A reference to a particular section of the Code shall also refer to that section as it may be amended or to its successor.
(e)    “Committee” means the Executive Compensation and Development Committee of the Board of Directors or another committee appointed by the Board, which shall be composed of not less than two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall meet the requirements of (i) a “non-employee director” as then defined under Rule 16b-3 under the Exchange Act, (ii) the Pennsylvania Insurance Holding Companies Act, and (iii) an “independent director” under the rules and regulations of the principal securities exchange on which the Shares are listed. If at any time there is no committee authorized or properly constituted to administer the Plan, the Board shall exercise the powers of the Committee. Furthermore, the Board may, in its discretion, assume any or all of the powers of the Committee. Where appropriate, the term “Committee” shall include any delegate of the Committee pursuant to Section 4(b).
(f)    “Company” means Erie Indemnity Company.

(g)    “Company Performance Goal” means a test of performance based on one or more of the following criteria and expressed in either, or a combination of, absolute or relative values or rates of change: (i) applications for insurance policies, (ii) policies-in-force, (iii) retention ratio, (iv) direct written premiums, (v) the operating ratio of the property and casualty insurance operations of the Erie Insurance Group, (vi) the reported or adjusted statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (vii) net income (including net income before or after taxes), net income per share and net income per share growth rate, (viii) net operating income (net income excluding realized gains and losses net of taxes), net operating income per share and net operating income per share growth rate, (ix) operating revenue, net premiums written or net premiums earned, (x) operating expenses, cost of management operations or underwriting expenses, (xi) cash flow, (xii) return on capital, surplus, shareholders’ equity, assets or investments, (xiii) economic value added (the excess of net operating profit after taxes over the weighted average cost of capital, relative to average capital employed), (xiv) stock price, (xv) market share, (xvi) gross margins, (xvii) statutory Risk Based Capital score, (xviii) ratings of financial strength, issuer credit, debt, or other similar indicators of financial soundness issued by independent rating agencies or firms, such as A.M. Best Company, Standard & Poor’s, Moody’s, and Fitch Ratings, (xix) rankings or awards from independent survey and rating firms, such as J.D. Powers, for customer, insured, agent and employee satisfaction, (xx) delivery of objective information technology projects, (xxi) return on revenue, (xxii) same store sales, and (xxiii) such other criteria determined by the Committee in its sole discretion. Performance measures may be based on the performance of the Company, the Erie Insurance Group, any member of the Erie Insurance Group, a division, department, business unit or other portion of such an entity, a product line or products, or any combination of the foregoing and/or upon a comparison of such performance with the performance of a peer group of corporations or other measure selected or defined by the Committee at the time of making an award. The Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations; debt prepayment penalties; extraordinary gains or losses; the cumulative effect of accounting changes or the effect of material changes in tax laws; acquisitions or divestitures; unusual or nonrecurring items; asset write downs; litigation, claims, judgments, or settlements not related to core operations; expenses for reorganization or restructuring initiatives; currency fluctuations; reserve strengthening or financing activities; and realized investment gains or losses.
(h)    “Company Incentive Award” has the meaning given in Section 7(c)
(i)    “Company Incentive Target” has the meaning given in Section 7(b).
(j)    “Early Retirement” means cessation of employment upon or after attainment of age 55 and completion of 15 years of Credited Service (as defined under the Erie Insurance Group Retirement Plan for Employees).
(k)    “Employee” means an employee of the Company or of another member of the Erie Insurance Group.
(l)    “Erie Insurance Group” means the Company and its subsidiaries and affiliates, including, but not by way of limitation, Erie Insurance Exchange, Erie Insurance Company,

Erie Insurance Company of New York, Erie Insurance Property & Casualty Company, Flagship City Insurance Company, Erie Family Life Insurance Company and Erie Resource Management Corp., and their respective subsidiaries and affiliates.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to a particular section of the Exchange Act shall also refer to that section as it may be amended or to its successor.
(n)    “Individual Incentive Award” has the meaning given in

Section 8(c).
(o)    “Individual Incentive Target” has the meaning given in Section 8(b).
(p)    “Individual Performance Goal” has the meaning given in Section 8(a).
(q)    “Normal Retirement” means cessation of employment upon or after attainment of age 65.
(r)    “Participant” means an Employee who holds an outstanding award under the Plan.
(s)    “Performance Goal” means a Company Performance Goal or an Individual Performance Goal.
(t)    “Performance Period” means the calendar year.
(u)    “Permanent Disability” means a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing the Employee’s duties with the Erie Insurance Group. A determination of disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of an award or amount that is deferred compensation subject to Section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Section 409A.
(v)    “Section 409A” means Code section 409A, together with the treasury regulations promulgated and other official guidance issued thereunder.
4.    Administration.
(a)    Authority. The Committee shall administer the Plan. The Committee shall have all the powers and authority vested in it by the terms of the Plan. The Committee shall have full power and authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee in its discretion deems desirable. The Committee shall have complete discretion in the exercise of its powers and authority under the Plan, and the Committee’s interpretations, determinations, and decisions in the administration of the Plan shall be final and conclusive.
(b)    Delegation. The Committee may act only by a majority of its members in office, except that:
(i)The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.
(ii)    The Committee may delegate to the Chief Executive Officer of the Company or his or her delegate ministerial duties and authority to interpret the Plan and respond to claims, provided that the Committee may not delegate authority with respect to nonministerial actions affecting Participants subject to the reporting requirements of the Exchange Act.
(iii)    The Committee may delegate to the Chief Executive Officer or his or her delegate some or all of the Committee’s discretion and authority with respect to the granting of awards and establishing the terms of awards, including with respect to the granting of awards to specified categories of Employees, subject to the same limits as described in paragraph (ii) above, and subject to any other limits the Committee may provide. By way of example, the Committee may delegate to the Chief Executive Officer discretion and authority to determine whether and when and under what terms the Company shall grant awards to Employees who are hired or promoted during a Performance Period (other than Employees subject to the reporting requirements of the Exchange Act), or the Committee may delegate authority to grant awards with specified Company Incentive Targets and Company Performance Goals to Employees who are hired or promoted to specified positions during a Performance Period.
5.    Eligibility.
(a)    In General. Any Employee who the Committee, in its sole discretion, determines has or has the potential of having a significant effect on the operations or results of the Company or the Erie Insurance Group shall be eligible to participate in the Plan for a Performance Period, provided that no Employee shall be entitled to an award except as determined by the Committee.
(b)    New or Promoted Employee. An Employee hired during a Performance Period and an Employee promoted during a Performance Period who was not eligible to participate in the Plan at the beginning of the Performance Period may, as determined by the Committee in its sole discretion, become a Participant during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis based on the number of days in the Performance Period on which the Employee is a Participant in the Plan.
(c)    Effect on Other Bonus Plan Participation. Participants in the Plan for a Performance Period shall be ineligible to participate in any other annual incentive or bonus plan sponsored by any member of the Erie Insurance Group for the portion of the Performance Period (measured in days) during which they participate in the Plan. An Employee who becomes a Participant after the first day of a Performance Period shall be entitled to a pro rata portion of the benefit, if any, to which he or she otherwise would be entitled under any other bonus plan for the Performance Period based on the number of days in the Performance Period before the date he or she became a Participant in the Plan.
(d)    No Right to Continued Participation. The grant of an award to a Participant for a Performance Period shall not entitle the Participant to an award for a later Performance Period.
6.    Awards.
(a)    Types of Awards. Awards under the Plan may be in the form of Company Incentive Awards and Individual Incentive Awards.
(b)    Grant of Awards, Terms of Awards, and Award Agreements. For each Performance Period, the Committee shall select the Employees to participate in the Plan, determine the amounts available under each award, and establish all other terms of each award. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement shall specify Performance Goals, incentive targets, and the method for calculating incentive awards and may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award. To the extent an Award Agreement conflicts with the terms of the Plan, the terms of the Plan shall supersede the terms of the Award Agreement.
(c)    Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the targets, goals, amounts, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.
(d)    Promotion of Participant. Upon the promotion of an Employee who is already participating in the Plan for a Performance Period, the Committee may, in its sole discretion, determine to grant such Employee an additional award to reflect the promotion.
(e)    Provisions Governing All Awards. All awards shall be subject to the following provisions:

(i)    Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. During the lifetime of a Participant, any action to be taken with respect to an award shall be taken only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.
(ii)    No Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continue employment with the Employer, nor shall it interfere with the right of the Employer to terminate a Participant’s employment at any time for any reason, with or without cause.
(f)    Recoupment of Awards. An Award Agreement shall contain such provisions as the Committee or Board shall determine to be appropriate requiring the Participant to comply with the Company’s policies or programs regarding the recoupment of bonuses or share purchase and retention requirements, or both, as such policies and programs may be modified or changed by the Board from time to time.
7.    Company Incentive Targets and Awards and Company Performance Goals.
(a)    Establishment of Company Performance Goals. The Committee shall establish specific written Company Performance Goals for each Employee to be awarded a Company Incentive Target for a Performance Period.
(b)    Company Incentive Target. The Committee shall assign to each Participant a Company Incentive Target. The Company Incentive Target shall be expressed as a percentage of the Participant’s annual rate of base salary in effect on December 31 of the Performance Period for which the Company Incentive Target is being assigned and shall be the basis for calculating the amount of cash compensation payable to the Participant upon the attainment, in whole or in part, or the surpassing of, the Company Performance Goals for the Performance Period.
(c)    Company Incentive Award. A Company Incentive Award is the actual cash amount, if any, earned by a Participant during a Performance Period for the attainment, in whole or in part, or the surpassing, of the Company Performance Goals for such Performance Period.
(d)    Method of Calculating Company Incentive Awards. When the Company Performance Goals are established for a Participant, the Committee shall also specify, in terms of a formula or standard, the method for calculating the amount of the Participant’s Company Incentive Award if the Company Performance Goal is attained, in whole or in part, or surpassed. If more than one Company Performance Goal is established for a Performance Period, the Committee shall also specify the weighting assigned to the Company Performance Goals. The Committee may, at the time Company Performance Goals are established, determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation.
(e)    Determination of Company Incentive Award. After the end of the Performance Period, the Committee shall determine the amount of a Participant’s Company

Incentive Award for the Performance Period, if any, based on the level of attainment of the applicable Company Performance Goals for the Performance Period in accordance with the terms of the award as set forth in the Award Agreement. A Company Incentive Award shall not be payable unless the Committee shall determine in writing the extent to which the Company Performance Goals and other material terms of the Plan and the applicable Award Agreement were achieved.
8.    Individual Incentive Targets and Awards, and Individual Performance Goals.
(a)    Establishment of Individual Performance Goals. For each Employee to be awarded an Individual Incentive Target for a Performance Period, the Committee shall review and approve the Employee’s Individual Performance Goals as established pursuant to the employee performance assessment program in effect from time to time and set forth on the Employee’s individual performance assessment form for the Performance Period.
(b)    Individual Incentive Target. The Committee may in its discretion assign an Individual Incentive Target to a Participant for a Performance Period. The Individual Incentive Target shall be expressed as a percentage of the Participant’s annual rate of base salary in effect on December 31 of the Performance Period for which the Individual Incentive Target is being assigned and shall be the basis for calculating the amount of cash compensation payable to the Participant upon attaining, in whole or in part, or surpassing, the Participant’s Individual Performance Goals for the Performance Period.
(c)    Individual Incentive Award. With respect to a Participant who has been awarded an Individual Incentive Target for a Performance Period, an Individual Incentive Award is the actual cash amount, if any, earned by the Participant during the Performance Period for attaining, in whole or in part, or surpassing the Participant’s Individual Performance Goals for the Performance Period.
(d)    Method for Calculating Individual Incentive Award. When the Individual Performance Goals are established for a Participant, the Committee shall also specify the method for calculating the amount of the Individual Incentive Award if the Individual Performance Goals are attained, in whole or in part, or surpassed by the Participant. If more than one Individual Performance Goal is established for a Performance Period, the Committee shall also specify the weighting assigned to the Individual Performance Goals. The Committee may determine that unusual circumstances or certain specified events or occurrences shall be excluded from the calculation.
(e)    Determination of Individual Incentive Award. After the end of the Performance Period, the Committee shall determine the amount of a Participant’s Individual Incentive Award for the Performance Period, if any, based on the level of attainment of the applicable Individual Performance Goals for the Performance Period in accordance with the terms of the award as set forth in the Award Agreement. An Individual Incentive Award shall not be payable unless the Committee shall determine in writing the extent to which the Company Performance Goals and other material terms of the Plan and the applicable Award Agreement were achieved. The Committee shall have the discretion to adjust the amount that would otherwise be earned upon achievement of Performance Goals, or modify Performance Goals associated with a Performance Period.

9.    Vesting in Award for a Performance Period.
(a)    Vesting if Employed at End of Performance Period. A Participant’s interest in an award shall become vested on the last day of the Performance Period for the award, provided that the Participant remains an Employee through that date.
(b)    Forfeiture. A Participant shall forfeit all interest in an award for a Performance Period upon termination of employment with the Erie Insurance Group before the last day of that Performance Period, except as provided in Section 9(c) or (d) below.
(c)    Retirement, Death, or Disability. If a Participant’s termination of employment occurs before the last day of the Performance Period by reason of Normal or Early Retirement, Death, or Permanent Disability, the Participant’s interest in a portion of the award for that Performance Period shall be vested. The Committee in its discretion shall determine the portion to be vested, provided that it shall not be less than a pro rata portion based on the number of days the Participant was an Employee during the Performance Period.
(d)    Other Termination. If a Participant’s termination of employment occurs before the last day of the Performance Period by reason other than Normal or Early Retirement, Death, or Permanent Disability, the Committee may, in its discretion, determine that the Participant’s interest in all or a portion of the award for that Performance Period shall be vested.
(e)    Termination for Cause. A Participant shall forfeit all interest in an award for a Performance Period upon the termination of his or her employment for Cause, regardless of whether the termination occurs before or after the last day of the Performance Period, notwithstanding any other provision of this Section 9.
10.    Payment of Vested Awards.
(a)    Timing of Payment. Unless deferred pursuant to Section 10(b), a Participant’s vested interest in a Company Incentive Award and an Individual Incentive Award for a Performance Period shall be paid in cash to the Participant in the first calendar year beginning after the end of that Performance Period, as promptly as reasonably practicable following the Committee’s determination and certification of the awards.
(b)    Deferral. A Participant may elect to defer all or a portion (in whole percentages) of his or her vested interest in a Company Incentive Award or an Individual Incentive Award, in accordance with the terms of a deferral agreement entered into between the Participant and the Company pursuant to the Deferred Compensation Plan of Erie Indemnity Company, as it may be amended from time to time (the “Deferred Compensation Plan”) or the Erie Indemnity Company Incentive Compensation Deferral Plan, as it may be amended from time to time (the “Deferral Plan”), to the extent the Participant is eligible to participate in the Deferred Compensation Plan or the Deferral Plan, as applicable. An election to defer must be made before the beginning of the Performance Period to which the award relates, except as otherwise allowed under the Deferred Compensation Plan or the Deferral Plan for a new employee or newly promoted employee. No amount in excess of the amount of the Company or Individual Incentive Award deferred shall be payable to the Participant for such deferral, except as may be based upon either an actual or deemed reasonable rate of interest or on one or more actual or deemed investment vehicles as made available from time to time by the Company pursuant to the Deferred Compensation Plan or Deferral Plan.
11.    Term of Plan. The Plan shall take effect as of January 1, 2020. Unless terminated earlier by the Board of Directors, the Plan will remain in effect from year to year until formally amended or terminated in writing by the Board of Directors.
12.    Amendment of Awards. Subject to Section 17(b), the Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant shall not be effective without the Participant’s consent.
13.    Amendment and Termination of Plan. Subject to Section 17(b), the Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end the outstanding Performance Period and calculations shall be made with respect to achievement of the Company and Individual Performance Goals for such Performance Period for the purpose of determining whether any partial Company or Individual Incentive Awards may be payable under the Plan.
14.    Miscellaneous.
(a)    Unsecured Creditor. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company’s obligations under the Plan shall be unfunded and unsecured promises to pay. The Company shall not be obligated under any circumstance to fund its financial obligations under the Plan. It may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that a Participant or beneficiary or other person acquires a right to receive payments under the Plan, the right shall be no greater than the right of a general unsecured creditor of the Company, and the Participant and beneficiary shall have the status of a general unsecured creditor of the Company.
(b)    Beneficiary Designation. A Participant may, from time to time, name a beneficiary or beneficiaries (who may be named contingently or successively) to whom a benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives all of such benefit. A designation shall automatically revoke all prior designations by the same Participant with respect to such benefit and shall be effective only when filed by the Participant in writing with the Committee or its delegate during the Participant’s lifetime. In the absence of such a designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be.
(c)    Satisfaction of Tax Liabilities. Company Incentive Awards and Individual Incentive Awards shall be subject to federal income and FICA tax withholding and to other federal, state, and local tax withholding as the Company determines required by applicable law.

(d)    No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her beneficiary.
(e)    No Right to Awards. No Participant or Employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants and Employees.
(f)    Limits of Liability. Any liability of the Company to a Participant with respect to an award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company, nor any member of its Board or of the Committee, nor any delegate of the Committee, nor any other person participating in the determination of a question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.
(g)    Indemnification. Each person who is or has been a member of the Committee or of the Board or who is a delegate of the Committee or Board under the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in a settlement approved by the Company, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
15.    Severability. If a provision of the Plan or an award is, becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or an award under any law determined by the Committee to be applicable, the provision shall be construed or deemed amended to conform to applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or award, it shall be deemed deleted and the remainder of the Plan or award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to a Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law determined by the Committee to be applicable.
16.    Governing Law; Construction. The Plan shall be construed in accordance with the law of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles. Titles of sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

17.    Section 409A.
(a)    Awards granted under the Plan are intended to comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. Awards shall be granted, paid, settled or deferred in a manner that will comply with Section 409A.
(b)    Notwithstanding any contrary provision of Section 12 or 13, an action by the Board or Committee shall not accelerate or defer a payment of an award unless otherwise permissible under Section 409A. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail compliance with Section 409A may be amended to comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.
*    *    *    *    *

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed this 10th day of December, 2019.

ERIE INDEMNITY COMPANY

By:	/s/ Brian W. Bolash
Brian W. Bolash
Senior Vice President, Secretary and General Counsel